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                                                                    EXHIBIT 23.1



The Board of Directors
America West Holdings Corporation:


We consent to incorporation by reference in the registration statement
(No. 333-02129) on Form S-3 of America West Holdings Corporation of our reports dated February 27, 1998, relating to the consolidated balance sheets of America West Holdings Corporation and subsidiary as of December 31, 1997, and 1996, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which reports appear in the December 31, 1997, annual report on Form 10-K of America West Holdings Corporation.


                                             KPMG PEAT MARWICK LLP


Phoenix, Arizona
May 18, 1998